Exhibit 99.1
Post Holdings Announces Early Tender Results of Cash Tender Offer for 5.625% Senior Notes Due 2028
ST. LOUIS, August 22, 2024 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced the early tender results of the previously announced cash tender offer (the “Tender Offer”) to purchase up to $475.0 million in aggregate principal amount (the “Maximum Tender Amount”) of its 5.625% senior notes due 2028 (the “Notes”).
Early Tender Results
As of 5:00 p.m., New York City time, on August 21, 2024 (such time and date, the “Early Tender Time”), according to information provided by D.F. King & Co., Inc., the depository and information agent for the Tender Offer, the aggregate principal amount of the Notes set forth in the table below under “Principal Amount Tendered as of August 21, 2024” had been validly tendered in the Tender Offer. Withdrawal rights for the Notes expired at 5:00 p.m., New York City Time, on August 21, 2024.

Title of Security	CUSIP Nos.	ISINs	Principal Amount Outstanding	Maximum Tender Amount	Principal Amount Tendered as of August 21, 2024	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread (1)	Early Tender Premium (2)(3)
5.625% Senior Notes due 2028	737446AN4 U7318UAN2	US737446AN44 USU7318UAN29	$939,920,000	$475.0 million	$760,866,000	4.500% Treasury due November 30, 2024	PX 3	+50bps	$50
(1)In no event will the Early Tender Consideration (defined below) payable in respect of the principal amount of Notes tendered pursuant to the Tender Offer exceed $1,018.75 for each $1,000 principal amount of Notes so tendered.
(2)Per $1,000 principal amount.
(3)The Early Tender Consideration for the Notes validly tendered at or prior to the Early Tender Time and accepted for purchase is calculated using the Fixed Spread (defined below) and is inclusive of an early tender premium of $50 per $1,000 principal amount of Notes.
Priority of Acceptance and Proration
Since the principal amount of Notes tendered as of the Early Tender Time exceeds the Maximum Tender Amount, the Notes validly tendered at or prior to the Early Tender Time will be subject to proration as described in the section “The Terms of the Tender Offer—Maximum Tender Amount; Priority of Acceptance; Proration” of the Offer to Purchase, dated August 8, 2024 (as it may be amended or supplemented, the “Offer to Purchase”), using a proration rate of approximately 62.47%. The Company does not anticipate accepting for purchase any Notes validly tendered after the Early Tender Time.

Consideration and Accrued Interest
The consideration (the “Early Tender Consideration”) offered per $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Time, and accepted for purchase pursuant to the Tender Offer, will be determined in the manner described in the Offer to Purchase by reference to the fixed spread for the Notes (the “Fixed Spread”) specified in the table above, plus the yield to maturity based on the bid-side price of the U.S. Treasury Reference Security specified in the table above as quoted on the Bloomberg Reference Page specified in the table above at 10:00 a.m., New York City time, on August 22, 2024 (the “Price Determination Time”), unless extended or the Tender Offer is earlier terminated by the Company.
Only holders of Notes who validly tendered their Notes at or prior to the Early Tender Time, and whose Notes have been accepted for purchase, will receive the Early Tender Consideration.
In addition to the Early Tender Consideration, holders whose Notes are purchased in the Tender Offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the applicable settlement date.
Settlement
The Company reserves the right, in its sole discretion, to pay for Notes that are validly tendered at or prior to the Early Tender Time, and that are accepted for purchase, on a date following the Early Tender Time and prior to 5:00 p.m., New York City time, on September 6, 2024, or any other date and time to which the Company extends the Tender Offer (such earlier date, the “Early Settlement Date”). The Company anticipates that the Early Settlement Date will be August 23, 2024, the second business day after the Early Tender Time, subject to all conditions to the Tender Offer, including that the Company has received proceeds from a senior notes offering sufficient (determined in the Company’s sole discretion) to fund the purchase of the Notes, having been satisfied or waived by the Company.
Dealer Manager and Depositary and Information Agent
The Company has appointed Barclays Capital Inc. as dealer manager (the “Dealer Manager”) for the Tender Offer. The Company has retained D.F. King & Co., Inc. as the depositary and information agent for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect). Requests for documents and questions regarding the tendering of securities may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (877) 732-3613 (toll-free) or by email at post@dfking.com or to the Dealer Manager at its telephone numbers.
This press release shall not constitute, or form part of, an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.
From time to time after completion of the Tender Offer, the Company or its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, through tender or exchange offers or other methods, or the Company may redeem Notes pursuant to their terms. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of the Notes than the terms of the Tender Offer.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, are made throughout this press release, including statements regarding the Tender Offer and the Offer to Purchase. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions elsewhere in this press release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the Tender Offer and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. The Company may not consummate the Tender Offer as described in this press release and there can be no assurance that the Tender Offer will be completed as anticipated or at all. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
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